UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) June 17, 2015
GRAHAM HOLDINGS COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-6714	53-0182885
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1300 North 17th Street, Arlington, Virginia		22209
(Address of principal executive offices)		(Zip Code)
(703) 345-6300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

The information described below under “Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant” is hereby incorporated by reference into this Item 1.01.

Item 2.03.     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 17, 2015, Cable One, Inc. (“Cable ONE”), a wholly owned subsidiary of Graham Holdings Company (“Graham Holdings”), issued $450 million aggregate principal amount of 5.750% senior unsecured notes due 2022 (the “Notes”). Graham Holdings will not be a guarantor or otherwise provide credit support for the Notes.

Cable ONE intends to use the proceeds from the Notes offering, together with cash on hand, to pay a special one-time cash dividend to Graham Holdings of approximately $450 million in connection with the previously announced intention to separate Cable ONE from Graham Holdings (the “Spin-Off”).

The Notes have not been, and will not be, registered under the United States Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state or other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any other applicable securities laws. The Notes were offered in the United States only to persons reasonably believed to be qualified institutional buyers in reliance on the exemption from registration set forth in Rule 144A under the Securities Act and outside the United States to non-U.S. persons in reliance on the exemption from registration set forth in Regulation S under the Securities Act.

The Notes were issued pursuant to an indenture (the “Indenture”), dated as of June 17, 2015, among Cable ONE, the Guarantors (as defined below) and the Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

The Notes mature on June 15, 2022 and bear interest at a rate of 5.750% per year. Interest on the Notes is payable on June 15 and December 15 of each year, beginning on December 15, 2015.

The Notes will be jointly and severally guaranteed (the “Guarantees”) on a senior unsecured basis by each of Cable ONE’s existing and future domestic subsidiaries that are expected to initially guarantee (the “Guarantors”) the senior credit facilities Cable ONE expects to enter into in connection with the Spin-Off. The Notes are unsecured and senior obligations of Cable ONE. The Guarantees are unsecured and senior obligations of the Guarantors.

If (1) on or prior to the date the Spin-Off is completed, (A) Cable ONE notifies the Trustee in writing that Graham Holdings has determined, in its sole discretion, not to pursue the completion of the Spin-Off or (B) Graham Holdings, in its sole discretion, publicly announces that it will not pursue the completion of the Spin-Off or (2) the Spin-Off is not completed by the date that is 180 days after the date of the issuance of the Notes, then Cable ONE will be required to redeem the Notes, in whole but not in part, at a redemption price equal to 100% of the issue price of the Notes, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

At the option of Cable ONE, the Notes will be redeemable in whole or in part, at any time prior to June 15, 2018, at a price equal to 100% of the aggregate principal amount of the Notes plus accrued and unpaid interest, if any, to, but excluding, the redemption date plus a “make-whole” premium.

Cable ONE may also redeem the Notes, in whole or in part, at any time on or after June 15, 2018, at the redemption prices specified in the Indenture, plus accrued and unpaid interest, if any, to (but excluding) the redemption date.

Additionally, at any time prior to June 15, 2018, Cable ONE may redeem up to 35% of the aggregate principal amount of the Notes with the net cash proceeds from certain equity offerings at a price equal to 105.750% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

The Indenture includes certain covenants relating to debt incurrence, liens, restricted payments, assets sales and transactions with affiliates, changes in control and mergers or sales of all or substantially all of Cable ONE’s assets.

The Indenture provides for customary events of default (subject, in certain cases, to customary grace periods), which include nonpayment on the Notes, breach of covenants in the Indenture, payment defaults or acceleration of other indebtedness over a specified threshold, failure to pay certain judgments over a specified threshold and certain events of bankruptcy and insolvency. Generally, if an event of default occurs, the Trustee under the Indenture or holders of at least 25% of the aggregate principal amount of all then outstanding Notes may declare the principal of, and accrued but unpaid interest, if any, on, all the then outstanding Notes to be due and payable immediately.

Item 8.01    Other Events.

On June 17, 2015, Graham Holdings issued a press release announcing the completion of Cable ONE’s private offering of the Notes. A copy of the press release is included as Exhibit 99.1.

Item 9.01     Financial Statements and Exhibits.

Exhibit        Description

99.1        Press release issued June 17, 2015 by Graham Holdings Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of
1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Graham Holdings Company (Registrant)
Date: June 17, 2015	/s/ Hal S. Jones
(Signature) Hal S. Jones Senior Vice President-Finance (Principal Financial Officer)

EXHIBIT INDEX

Exhibit        Description

99.1        Press release issued June 17, 2015 by Graham Holdings Company.